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                                                                    Exhibit 10.9

Note: Information in this document marked with an "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


[ORACLE LOGO]
                            ORACLE ALLIANCE AGREEMENT

This Oracle Alliance Agreement (the "Agreement") is between Oracle Corporation ("Oracle") and the Alliance Member identified below. The terms of this Agreement shall apply to each Program license granted and to all services provided by Oracle under this Agreement, which will be identified on one or more Order Forms.

1.  DEFINITIONS

1.1 "COMMENCEMENT DATE" means the date on which the Programs are delivered by Oracle, or if no delivery is necessary, the Effective Date set forth on the relevant Order Form.

1.2 "DESIGNATED SYSTEM" shall mean the computer hardware and operating system designated on the relevant Order Form or Sublicense report for use in conjunction with a Sublicensed Program, Development License, or Marketing Support License.

1.3 "DOCUMENTATION" means the user guides and manuals for installation and use of the Program software. Documentation is provided in CD-ROM or bound form, whichever is generally available.

1.4 "ORDER FORM" shall mean the document in hard copy or electronic form by which the Alliance Member orders Program licenses, Sublicenses, and services, and which is agreed to by the parties. The Order Form shall reference the Effective Date of this Agreement.

1.5 "PROGRAM" shall mean the software in object code form distributed by Oracle for which the Alliance Member is granted a license or grants a Sublicense pursuant to this Agreement; and the media, Documentation, and Updates therefor.

1.6 "SUBLICENSE ADDENDA" shall mean the addenda to this Agreement specifying additional Sublicense terms and Sublicense rates and fees for the various types of Sublicenses which may be granted by the Alliance Member.

1.7 "SUBLICENSE" shall mean a nonexclusive, nontransferable right granted by or through the Alliance Member to an end user to use an object code copy of the Programs with the Value-Added Package under authority of a Sublicense Addendum. "Sublicensee" shall mean a third party who is granted a Sublicense of the Programs with the Value-Added Package for such party's own internal data processing purposes and not for purposes of any further distribution.

1.8 "TECHNICAL SUPPORT" means Program support provided under Oracle's policies in effect on the date Technical Support is ordered.

1.9 "UPDATE" shall mean a subsequent release of a Program which Oracle makes generally available for Program Licenses at no additional license fee other than media and handling charges, provided the Alliance Member has ordered Technical Support for such licenses for the relevant time period. Updates shall not include any release, option or future product which Oracle licenses separately.

1.10"VALUE-ADDED PACKAGE" shall mean the hardware or software products or services having added value which are developed, sold, and/or licensed with the Programs to a Sublicensee by the Alliance Member, as provided under the applicable Sublicense Addenda.

2.  RIGHTS GRANTED

2.1 DEVELOPMENT LICENSES AND TRIAL LICENSES

    A. Oracle grants to the Alliance Member a nonexclusive license to use the Development Licenses the Alliance Member obtains under this Agreement and applicable Sublicense Addenda, as follows:

    1. to develop or prototype the Value-Added Package on the Designated System or on a backup system if the Designated System is inoperative, up to any applicable maximum number of designated Users or other such limitation as may be applicable;

    2. to demonstrate the Programs to potential Sublicensees solely in conjunction with the Value-Added Package;

    3. to provide training and technical support to employees and to customers solely in conjunction with the Value-Added Package;

    4. to use the Documentation provided with the Programs in support of the Alliance Member's authorized use of the Programs; and

    5. to copy the Programs for archival or backup purposes; no other copies shall be made without Oracle's prior written consent. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. All archival and backup copies of the Programs are subject to the terms of this Agreement.

    B. The Alliance Member may order temporary trial licenses ("Trial Licenses") for its evaluation purposes only, and not for development or prototype purposes, for use during a period specified in the Order Form. Each Order Form for Trial Licenses shall clearly state the trial period and shall identify that the order is for a Trial License.

2.2 MARKETING SUPPORT LICENSES

        Oracle grants to the Alliance Member a nonexclusive license to use the Marketing Support Licenses the Alliance Member obtains under this Agreement and applicable Sublicense Addenda, as follows:

    A. to demonstrate the Programs to potential Sublicensees solely in conjunction with the Value-Added Package, up to any applicable maximum number of designated Users or other such limitation as may be applicable;

    B. to develop customized prototypes of the Value-Added Package for prospective Sublicensees on the Designated System if the Alliance Member does not receive any fees related to the development of such customized prototypes;

    C. to use the Documentation provided with the Programs in support of the Alliance Member's authorized use of the Programs; and

    D. to copy the Programs for archival or backup purposes; no other copies shall be made without Oracle's prior written consent. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. All archival and backup copies of the Programs are subject to the terms of this Agreement.

2.3 SUBLICENSING

    A. LICENSE TO SUBLICENSE PROGRAMS

        As further set forth in the applicable Sublicense Addenda, Oracle hereby grants the Alliance Member a nonexclusive, nontransferable license to market and grant

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    Sublicenses as set forth in such Sublicense Addenda and at the rates and fees set forth in such Sublicense Addenda. The Alliance Member shall only have the right to Sublicense Programs pursuant to an effective Sublicense Addendum between the parties hereto.

        The Alliance Member shall Sublicense the Programs through a Sublicense agreement, which may include an on-line version, as provided under Section 2.3.B. Upon Oracle's request, the Alliance Member shall provide Oracle with a copy of the Alliance Member's standard Sublicense agreement.

    B. SUBLICENSE AGREEMENT

        Every Sublicense agreement shall include, at a minimum, contractual provisions which:

    1. Restrict use of the Programs to object code, subject to the restrictions provided under the applicable Sublicense Addenda and consistent with the Sublicense fees payable to Oracle;

    2. Prohibit (a) transfer of the Programs except for temporary transfer in the event of computer malfunction; (b) assignment, timesharing and rental of the Programs; and (c) title to the Programs from passing to the Sublicensee or any other party;

    3. Prohibit the reverse engineering, disassembly or decompilation of the Programs and prohibit duplication of the Programs except for a single backup or archival copy;

    4. Disclaim, to the extent permitted by applicable law, Oracle's liability for any damages, whether direct, indirect, incidental or consequential, arising from the use of the Programs;

    5. Require the Sublicensee, at the termination of the Sublicense, to discontinue use and destroy or return to the Alliance Member all copies of the Programs and Documentation;

    6. Prohibit publication of any results of benchmark tests run on the Programs;

    7. Require the Sublicensee to comply fully with all relevant export laws and regulations of the United States to assure that neither the Programs, nor any direct product thereof, are exported, directly or indirectly, in violation of United States law; and 8. Specify Oracle as a third party beneficiary of the Sublicense agreement to the extent permitted by applicable law.

C. MARKETING/SUBLICENSING PRACTICES

        In marketing and Sublicensing the Programs, the Alliance Member shall:

    1. Not engage in any deceptive, misleading, illegal, or unethical practices that may be detrimental to Oracle or to the Programs;

    2. Not make any representations, warranties, or guarantees to Sublicensees concerning the Programs that are inconsistent with or in addition to those made in this Agreement or by Oracle; and

    3. Comply with all applicable federal, state, and local laws and regulations in performing its duties with respect to the Programs.

2.4 LIMITATIONS ON USE

        The Alliance Member shall not use or duplicate the Programs (including the Documentation) for any purpose other than as specified in this Agreement or make the Programs available to unauthorized third parties. The Alliance Member shall not (a) use the Programs for its internal data processing or for processing customer data; (b) rent, electronically distribute, or timeshare the Programs or market the Programs by interactive cable or remote processing services or otherwise distribute the Programs other than as specified in this Agreement; or (c) cause or permit the reverse engineering, disassembly, or decompilation of the Programs, except to the extent required to obtain interoperability with other independently created software or as specified by law.

2.5 TITLE

        Oracle shall retain all title, copyright, and other proprietary rights in the Programs and any modifications or translations thereof. The Alliance Member and its Sublicensees do not acquire any rights in the Programs other than those specified in this Agreement.

2.6 TRANSFER OF PROGRAMS

        The Alliance Member may transfer a Development License or Marketing Support License within its organization upon notice to Oracle; transfers are subject to the terms and fees specified in Oracle's transfer policy in effect at the time of the transfer.

2.7 USE OF PROGRAMS BY THIRD PARTIES

        The Alliance Member and each Sublicensee (as the case may be) shall have the right to allow third parties to use each such party's licensed Programs for the licensee's operations so long as the applicable licensee ensures that use of the Programs is in accordance with the terms of this Agreement or the applicable Sublicense agreement.

3.  TECHNICAL SERVICES

3.1 TECHNICAL SUPPORT SERVICES

        Technical Support services ordered by the Alliance Member will be provided under Oracle's Technical Support policies in effect on the date Technical Support is ordered.

3.2 TRAINING SERVICES

        Oracle will provide training services agreed to by the parties under the terms of this Agreement. For any on-site services requested by the Alliance Member, the Alliance Member shall reimburse Oracle for actual, reasonable travel and out-of-pocket expenses incurred.

4.  FEES AND PAYMENTS

4.1 LICENSE FEES AND SUBLICENSE FEES

           The Alliance Member may order Development Licenses or Marketing Support Licenses at the standard Program license fees set forth in the Price List or at the fees otherwise provided in a Sublicense Addendum. For each Sublicense granted by the Alliance Member, the Alliance Member agrees to pay Oracle a Sublicense fee as set forth in the applicable Sublicense Addenda. The Alliance Member shall not be relieved of its obligation to pay Sublicense fees owed to Oracle by the nonpayment of such fees by the Sublicensee.

        The Alliance Member is free to determine unilaterally its own license fees to its Sublicensees. If the Alliance Member or a Sublicensee upgrades the Programs to a larger computer, transfers the Programs outside the United States and/or to another operating system, or increases the licensed number of Users, the Alliance Member will pay additional Sublicense fees to Oracle as provided under Oracle's transfer policies and rates in effect at the time the Program is upgraded or transferred.

4.2 TECHNICAL SUPPORT FEES

        Technical Support services ordered by the Alliance Member for Development Licenses and Marketing Support Licenses will be provided under Oracle's Technical Support policies and rates in effect on the date Technical Support is ordered.

4.3 GENERAL PAYMENT TERMS
        Except as otherwise provided in a Sublicense Addendum, all fees shall be due and payable 30 days from

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    the invoice date. Fees due by the Alliance Member shall not be subject to set off for any claims against Oracle. All payments made shall be in United States currency and shall be made without deductions based on any taxes or withholdings, except where such deduction is based on Oracle's gross income. Any amounts payable by the Alliance Member hereunder which remain unpaid after the due date shall be subject to a late charge equal to 1.5% per month from the due date until such amount is paid. The Alliance Member agrees to pay applicable media and shipping charges. The Alliance Member shall issue a purchase order, or alternative document acceptable to Oracle, on or before the Effective Date of the applicable Order Form.

4.4 TAXES

        The fees listed in this Agreement do not include taxes; if Oracle is required to pay sales, use, property, value-added, or other taxes based on the licenses, Sublicenses or services granted under this Agreement or on the Alliance Member's or a Sublicensee's use of Programs or services, then such taxes shall be billed to and paid by the Alliance Member. This shall not apply to taxes based on Oracle's income.

5.  RECORDS

5.1 RECORDS INSPECTION

        The Alliance Member shall maintain adequate books and records in connection with activity under this Agreement. Such records shall include, without limitation, executed Sublicense agreements, the information required in or related to the Sublicense reports required under a Sublicense Addendum, the number of copies of Programs used or Sublicensed by the Alliance Member, the computers on which the Programs are installed, and the number of Users using the Programs. Oracle may audit the relevant books and records of the Alliance Member and Alliance Member's use of the Programs. Any such audit shall be conducted during regular business hours at the Alliance Member's offices and shall not interfere unreasonably with the Alliance Member's business activities. If an audit reveals that the Alliance Member has underpaid fees to Oracle, the Alliance Member shall be invoiced for such underpaid fees. Audits shall be made no more than once annually.

5.2 NOTICE OF CLAIM

        The Alliance Member will notify the Oracle legal department promptly in writing of: (a) any claim or proceeding involving the Programs that comes to its attention; and (b) any material change in the management or control of the Alliance Member.

6.  TERM AND TERMINATION

6.1 TERM

        This Agreement shall become effective on the Effective Date and shall be valid until the expiration or termination of all Sublicense Addenda hereunder, unless terminated earlier as set forth herein. If not otherwise specified on the Order Form, each Program license granted under this Agreement shall remain in effect perpetually under the terms of this Agreement unless the license or this Agreement is terminated as provided in this Article 6. The term of each Sublicense Addendum hereunder shall be as set forth in each such Addendum.

6.2 TERMINATION FOR CONVENIENCE

        Each party may terminate any Program license or any Sublicense Addenda at any time; however, termination shall not relieve the Alliance Member's obligations specified in Section 6.5.

6.3 TERMINATION FOR BREACH

        Each party may terminate any Program license, any Sublicense Addenda, or this Agreement upon written notice if the other party materially breaches this Agreement and fails to correct the breach within 30 days following written notice specifying the breach.

6.4 FORCE MAJEURE

        Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by strike, riot, fire, flood, natural disaster, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Agreement if such condition continues for a period of one hundred eighty (180) days.

6.5 EFFECT OF TERMINATION

        Upon expiration or termination of a Sublicense Addendum or this Agreement, all of the Alliance Member's rights to market and Sublicense the Programs as set forth in such Sublicense Addendum or this Agreement shall cease.

        The termination of this Agreement, a Sublicense Addendum, or any license shall not limit either party from pursuing any other remedies available to it, including injunctive relief, nor shall such termination relieve the Alliance Member's obligation to pay all fees that have accrued or that are owed by the Alliance Member under a Sublicense Addendum or any Order Form, or that appear in a Sublicense report. The parties' rights and obligations under Sections 2.4, 2.5, 2.6 and Articles 4, 5, 6, 7, and 8 shall survive termination of this Agreement. Upon termination, the Alliance Member shall cease using, and shall return or destroy, all copies of the applicable Programs.

7.  INDEMNITY, WARRANTIES, REMEDIES

7.1 INFRINGEMENT INDEMNITY

        Oracle will defend and indemnify the Alliance Member against a claim that Programs infringe a copyright or patent or other intellectual property right, provided that: (a) the Alliance Member notifies Oracle in writing within 30 days of the claim; (b) Oracle has sole control of the defense and all related settlement negotiations; and (c) the Alliance Member provides Oracle with the assistance, information and authority necessary to perform Oracle's obligations under this Section. Reasonable out-of-pocket expenses incurred by the Alliance Member in providing such assistance will be reimbursed by Oracle. Oracle shall have no liability for any claim of infringement based on use of a superseded or altered release of Programs if the infringement would have been avoided by the use of a current unaltered release of the Programs which Oracle provides to the Alliance Member.

        In the event the Programs are held or are believed by Oracle to infringe, Oracle shall have the option, at its expense, to (a) modify the Programs to be noninfringing; or (b) obtain for the Alliance Member a license to continue using the Programs. If it is not commercially reasonable to perform either of the above options, then Oracle may terminate the license for the infringing Programs and refund the license fees paid for those Programs. This Section 7.1 states Oracle's entire liability and the Alliance Member's exclusive remedy for infringement.

7.2 WARRANTIES AND DISCLAIMERS

    A.  PROGRAM WARRANTY

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        Oracle warrants for a period of one year from the Commencement Date that each unmodified Program will perform the functions described in the Documentation.

    B.  MEDIA WARRANTY

        Oracle warrants the tapes, diskettes or other media to be free of defects in materials and workmanship under normal use for 90 days from the Commencement Date.

    C.  SERVICES WARRANTY

        Oracle warrants that its Technical Support and training services will be performed consistent with generally accepted industry standards. This warranty shall be valid for 90 days from performance of service.

    D.  DISCLAIMERS

        THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        ORACLE DOES NOT WARRANT THAT THE PROGRAMS WILL OPERATE IN COMBINATIONS OTHER THAN AS SPECIFIED IN THE DOCUMENTATION OR THAT THE OPERATION OF THE PROGRAMS WILL BE UNINTERRUPTED OR ERROR FREE. PRE-PRODUCTION RELEASES OF PROGRAMS AND COMPUTER-BASED TRAINING PRODUCTS ARE DISTRIBUTED "AS IS."

        The Alliance Member shall not make any warranty on Oracle's behalf.

7.3 EXCLUSIVE REMEDIES

        For any breach of the warranties contained in Section 7.2 above, the Alliance Member's exclusive remedy, and Oracle's entire liability, shall be:

    A.  FOR PROGRAMS

        The correction of Program errors that cause breach of the warranty, or if Oracle is unable to make the Program operate as warranted, the Alliance Member shall be entitled to recover the fees paid to Oracle for the Program license.

    B.  FOR MEDIA

        The replacement of defective media returned within 90 days of the Commencement Date.

    C.  FOR SERVICES

        The reperformance of the services, or if Oracle is unable to perform the services as warranted, the Alliance Member shall be entitled to recover the fees paid to Oracle for the unsatisfactory services.

7.4 INDEMNIFICATION OF ORACLE

        The Alliance Member agrees to enforce the terms of its Sublicense agreements required by this Agreement so as to effect a timely cure of any Sublicense breach, and to notify Oracle of any known breach of such terms. The Alliance Member will defend and indemnify Oracle against:

    A. All claims and damages to Oracle arising from any use by the Alliance Member or its Sublicensees of any product not provided by Oracle but used in combination with the Programs if such claim would have been avoided by the exclusive use of the Programs; and

    B. All claims and damages to Oracle caused by the Alliance Member's failure to include the required contractual terms set forth in Section 2.3.B hereof in each Sublicense agreement.

7.5 EQUITABLE RELIEF

        The Alliance Member acknowledges that any breach of its obligations with respect to proprietary rights of Oracle will cause Oracle irreparable injury for which there are inadequate remedies at law and that Oracle shall be entitled to equitable relief in addition to all other remedies available to it.

8.  GENERAL TERMS AND CONDITIONS

8.1 NONDISCLOSURE

        By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to the Programs, the terms and pricing under this Agreement, and all information clearly identified as confidential.

        A party's Confidential Information shall not include information that:
    (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. The Alliance Member shall not disclose the results of any benchmark tests of the Programs to any third party without Oracle's prior written approval.

           The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of two years after termination of this Agreement. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

8.2 COPYRIGHTS

        The Programs are copyrighted by Oracle. The Alliance Member shall retain all Oracle copyright notices on the Programs used by the Alliance Member under its Development Licenses or Marketing Support Licenses. The Alliance Member shall include the following on all copies of the Programs in software Value-Added Packages incorporating the Programs distributed by the Alliance
    Member:

    A. A reproduction of Oracle's copyright notice; or

    B. A copyright notice indicating that the copyright is vested in the Alliance Member containing the following

    1. A "c" in a circle and the word "copyright";

    2. The Alliance Member's name;

    3. The date of copyright; and

    4. The words "All Rights Reserved."

        Such notices shall be placed on the Documentation, the sign-on screen for any software Value-Added Package incorporating the Programs, and the diskette or tape labels. Notwithstanding any copyright notice by the Alliance Member to the contrary, the copyright to the Program included in any such application package shall remain in Oracle. Other than as specified above, on any reproduction or translation of any Programs, Documentation, or promotional material, the Alliance Member agrees to reproduce Oracle's copyright notices intact.

8.3 TRADEMARKS

        "Oracle" and any other trademarks and service marks adopted by Oracle to identify the Programs and other Oracle products and services belong to Oracle; the Alliance Member will have no rights in such marks except as expressly set forth herein and as specified in writing


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     from time to time. The Alliance Member's use of Oracle's trademarks shall be under Oracle's trademark policies and procedures in effect from time-to-time. The Alliance Member agrees not to use the trademark "ORACLE," or any mark beginning with the letters "Ora," or any other mark likely to cause confusion with the trademark "ORACLE" as any portion of the Alliance Member's tradename, trademark for the Alliance Member's Value-Added Package, trademark for any other products of the Alliance Member, or trademark for any portion of the Alliance Member's internet addresses or domain names. The Alliance Member shall have the right to use the trademark "ORACLE" and other Oracle trademarks solely to refer to Oracle's Programs, products and services.

          The Alliance Member agrees with respect to each registered trademark of Oracle, to include in each advertisement, brochure, or other such use of the trademark, the trademark symbol "circle R" and the following statement:

     ______is a registered trademark of Oracle Corporation, Redwood City, California

          Unless otherwise notified in writing by Oracle, the Alliance Member agrees, with respect to every other trademark of Oracle, to include in each advertisement, brochure, or other such use of the trademark, the symbol "TM" and the following statement:

     ______is a trademark of Oracle Corporation, Redwood City, California

          The Alliance Member shall not market the Oracle Programs in any way which implies that the Oracle Programs are the proprietary product of the Alliance Member or of any party other than Oracle. Oracle shall not have any liability to the Alliance Member for any claims made by third parties relating to the Alliance Member's use of Oracle's trademarks.

8.4  RELATIONSHIPS BETWEEN PARTIES

          In all matters relating to this Agreement, the Alliance Member will act as an independent contractor. The relationship between Oracle and the Alliance Member is that of licensor/licensee. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity. Nothing in this Agreement shall be construed to limit either party's right to independently develop or distribute software which is functionally similar to the other party's product, so long as proprietary information of the other party is not included in such software.

8.5  ASSIGNMENT

          The Alliance Member may not assign or otherwise transfer any rights under this Agreement without Oracle's prior written consent.

8.6  NOTICE

          All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the first address listed in the relevant Order Form (if to the Alliance Member) or to the Oracle address on the Order Form (if to Oracle).

          To expedite order processing, the Alliance Member agrees that Oracle may treat documents faxed by the Alliance Member to Oracle as original documents; nevertheless, either party may require the other to exchange original signed documents.

8.7  GOVERNING LAW/JURISDICTION

          This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the substantive and procedural laws of the State of California and shall be deemed to be executed in Redwood City, California. The parties agree that any legal action or proceeding relating to this Agreement shall be instituted in any state or federal court in San Francisco or San Mateo County, California. Oracle and the Alliance Member agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

8.8  SEVERABILITY

          In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

8.9  EXPORT

          The Alliance Member agrees to comply fully with all relevant export laws and regulations of the United States ("Export Law") to assure that neither the Programs, nor any direct product thereof, are (a) exported, directly or indirectly, in violation of Export Laws; or (b) are intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

8.10 LIMITATION OF LIABILITY

          IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ORACLE'S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID BY THE ALLIANCE MEMBER UNDER THIS AGREEMENT, AND IF SUCH DAMAGES RESULT FROM THE ALLIANCE MEMBER'S OR SUBLICENSEE'S USE OF THE PROGRAM OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO FEES PAID FOR THE RELEVANT PROGRAM OR SERVICES GIVING RISE TO THE LIABILITY.

          The provisions of this Agreement allocate the risks between Oracle and the Alliance Member. Oracle's pricing reflects this allocation of risk and the limitation of liability specified herein.

8.11 FEDERAL GOVERNMENT SUBLICENSES

          If the Alliance Member grants a Sublicense to the United States government, the Programs, including documentation, shall be considered commercial computer software and the Alliance Member will place a legend, in addition to applicable copyright notices, on the documentation, and on the media label, substantially similar to the following:

                           NOTICE OF RESTRICTED RIGHTS

     "Programs delivered subject to the DOD FAR Supplement are `commercial computer software' and use, duplication, and disclosure of the Programs, including documentation, shall be subject to the licensing restrictions set forth in the applicable Oracle license agreement. Otherwise, Programs delivered subject to the Federal Acquisition Regulations are `restricted computer software' and use, duplication, and disclosure of the Programs, including documentation, shall be subject to the restrictions in FAR 52.227-19, Commercial Computer Software-Restricted

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     Rights (June 1987). Oracle Corporation, 500 Oracle Parkway, Redwood City,
     CA 94065."

8.12 GPL PROGRAMS

          Oracle and Alliance Member each acknowledge that distribution and use of certain programs ("GPL Programs") are subject to the terms of the GNU General Public License ("GPL"). Under this Agreement, Oracle grants Alliance Member the right to market and grant sublicenses of the Oracle Programs only as an "independent and separate work" and not as "part of a whole" with any GPL Program as such terms are used in the GPL. Alliance Member shall not modify or combine the Oracle Programs and/or the GPL programs in any manner that could cause, or could be interpreted or asserted to cause, the Oracle Programs or any modifications thereto to become subject to the terms of the GPL.

8.13 WAIVER

          The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for non-payment or breach of Oracle's proprietary rights in the Programs, no action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has accrued.

8.14 ENTIRE AGREEMENT

          This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

          It is expressly agreed that the terms of this Agreement and any Order Form shall supersede the terms in any Alliance Member purchase order or other ordering document


The Effective Date of this Agreement shall be  July 13, 2000
                                               -------------


EXECUTED BY THE ALLIANCE MEMBER:
                                                   EXECUTED BY ORACLE CORPORATION:
-------------------------------------


Authorized Signature:   /s/ Eric Olafson           Authorized Signature:        /s/ Matt Mosman
                     -----------------------                            --------------------------------


Name:   Eric Olafson                               Name:    Matt Mosman
     ---------------------------------------            ------------------------------------------------


Title:  CEO and President                          Title:  Senior Vice President, Corporate Development
      --------------------------------------             -----------------------------------------------

Oracle Corporation
500 Oracle Parkway
Redwood Shores, CA  94065
(650) 506-7000
Oracle is a registered trademark of Oracle Corporation. 1-00

                      CERTIFIED ADVANTAGE PROGRAM ADDENDUM

This Certified Advantage Program Addendum (this "Addendum") is made by and between Oracle Corporation ("Oracle"), with its principal place of business at 500 Oracle Parkway, Redwood City, California 94065, and Tomax Corporation (the "Alliance Member"), with its principal place of business at 205 N. 400 W. Salt Lake City, UT 84103 and shall be governed by the terms of the Oracle Alliance Agreement between the Alliance Member and Oracle (the "Agreement") and the terms set forth below. In the event of conflict between this Addendum and the Agreement, the provisions of this Addendum shall control. This Addendum is effective as of July 13, 2000 (the "Effective Date").

ARTICLE I -- DEFINITIONS

1.1  ALLIANCE MEMBER
     "Alliance Member" shall mean the company named in the first paragraph of this Addendum and any other corporation, partnership, firm, association or any other person in which the Alliance Member, directly or indirectly, holds a fifty percent (50%) or more ownership interest.

1.2  ALLIANCE MEMBER PROGRAMS
     "Alliance Member Programs" shall mean the computer software, interfaces and integration points marketed and/or distributed by Alliance Member for use in connection with the Oracle Programs; the installation guides, user guides and manuals for use of such software ("Documentation"); and the Alliance Member's Updates. The products comprising the Alliance Member Programs are listed and described in Exhibit A (Alliance Member Programs). "Alliance Member Programs" shall mean only the Object Materials for such programs (not Source Materials) unless otherwise expressly specified.

1.3  CUSTOMER
     "Customer" shall mean an end-user to whom Oracle has granted a license for an Oracle Program, or to whom the Alliance Member has granted a license for an Alliance Member Program, pursuant to the terms of this Addendum.

1.4  DISTRIBUTOR
     "Distributor" shall mean, under the terms of this Addendum: (a) for Oracle, a third party that is appointed by Oracle or its Distributor to market and sublicense the Oracle Programs, or (b) for Alliance Member, a third party that is appointed by the Alliance Member or its Distributor to market and sublicense the Alliance Member Programs. The term "Distributor" shall include, but not be limited to, resellers, original equipment manufacturers, value added relicensors, dealers, agents, and subdistributors.

1.5  INTELLECTUAL PROPERTY RIGHTS
     "Intellectual Property Rights" shall mean patent rights, copyright rights, trade secret rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

1.6  OBJECT MATERIALS
     "Object Materials" shall mean materials, in machine-readable form, necessary to run the Oracle Programs, the Alliance Member Programs or other products of the Alliance Member including computer programming code, substantially or entirely in binary form, which is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly, and all help, message, and overlay files.

1.7  ORACLE
     "Oracle" shall mean Oracle; any other corporation, partnership, firm, association or any other person in which Oracle, directly or indirectly, holds a fifty percent (50%) or more ownership interest; and any entity which is the exclusive distributor of Oracle programs within a country.

                                                                         Page: 1

1.8     ORACLE PROGRAMS

        "Oracle Programs" shall mean the following computer programs owned or distributed by Oracle for use with the Alliance Member Programs that are available in production release and listed in Oracle's Price List for use on the applicable computer/operating system combinations; the installation guides, user guides and manuals for use of such software ("Documentation"); and Oracle's Updates: Oracle Accounts Payable, Oracle Accounts Receivable, Oracle General Ledger, Oracle Inventory, Oracle Order Management, Oracle Exchange and Oracle Workflow. "Oracle Programs" shall mean only the Object Materials for such programs (not Source Materials) unless otherwise expressly specified. The parties may add additional Oracle products to the above list upon mutual written agreement.

1.9     SOURCE MATERIALS

        "Source Materials" shall mean the source code from which Object Materials, as applicable, are compiled, including without limitation the following: fully commented source code; internal system documentation; design documentation; data models; help materials; tutorial programs; and appropriate debug code. Each of the foregoing items shall include the applicable materials in electronic and hard-copy form, whether created by or for a party hereto.

1.10    TARGET MARKET

        "Target Market" shall mean the NAICS codes listed in the attached Exhibit B.

1.11    TECHNICAL SUPPORT

        "Technical Support" shall mean support, maintenance and enhancements for an Oracle Program or an Alliance Member Program provided under Oracle's or the Alliance Member's policies, as applicable, in effect on the date Technical Support is ordered.

1.12    TERRITORY

        "Territory" shall mean the world.

1.13    UPDATES

        "Updates" shall mean a subsequent release of an Oracle Program or an Alliance Member Program which is generally made available for Supported Licenses at no additional charge, other than media and handling charges. Updates shall not include any release, option or future product which Oracle or the Alliance Member licenses separately and/or for which Oracle or the Alliance Member charges. "Supported License" shall mean a license for an Oracle Program or an Alliance Member Program for which the licensee has ordered Technical Support for the relevant time period.

ARTICLE II -- STRATEGIC ALLIANCE TERMS

2.1     BUSINESS PLAN

        Within thirty (30) calendar days after the Effective Date, the parties shall agree in writing on a business plan for cooperative marketing and sales of the Oracle Programs and the Alliance Member Programs ("Business Plan"). The Business Plan shall include, but shall not be limited to, the following plans: marketing, sales, development and technical support. The Sales Plan portion of the Business Plan shall include the provisions specified in Section 2.4.1 below. The Marketing Plan portion of the Business Plan shall include provisions specifying responsibility for each identified activity and expense (e.g., Oracle's responsibility, the Alliance Member's responsibility, or joint responsibility). In addition the Marketing Plan portion of the Business Plan shall include provisions for Oracle and the Alliance Member to share equally all marketing expenditures, including expenditures for trade shows, collateral, seminars, and other matters set forth in the Marketing Plan portion of the Business Plan. The parties shall mutually create the Business Plan. The parties' initial persons responsible for creation of the Business Plan are ______ for the Alliance Member and Lorrie Moriuchi for Oracle. The parties shall update the Business Plan within six months after the creation of the initial Business Plan and the parties shall thereafter update it as least every six months during the Term of this Addendum. Except (a) as otherwise agreed in this Addendum or (b) as specified, agreed to by the parties and budgeted for in the Business Plan, neither party shall have any

                                                                         Page: 2
obligation to market the other's products or any product containing the other's products, and each party shall have full freedom and flexibility in the design and implementation of its marketing efforts, and may discontinue any marketing efforts at any time.

2.2   RELATIONSHIP MANAGEMENT

      2.2.1 Management Meetings. The parties will delegate appropriate representatives of each party to meet at least every six months (or more often, if the parties agree) during the Term of this Addendum to discuss relationship management issues.

      2.2.2 Relationship Representative. The alliance Member shall designate at least one employee who shall have as one of the employee's primary responsibilities the support of the Alliance Member's relationship with Oracle. Oracle shall designate at least one employee from the Oracle alliances organization ("Oracle Alliances Representative") who shall have as one of the employee's primary responsibilities the support of Oracle's relationship with the Alliance Member. These designated persons shall participate in conference calls or meetings at least every two weeks to discuss relationship management issues.

2.3   PREFERRED RELATIONSHIP, NONEXCLUSIVITY

      2.3.1 Preferred Relationship. During the Term of this Addendum, the Alliance Member shall be Oracle's "preferred partner" for in-store retail application programs within the Target Market. During the Term of this Addendum, Oracle shall be the Alliance Member's "preferred partner" for database technology and enterprise application programs. The benefits of "preferred partner" status for each party are as specified below.

             a. "Preferred Partner" Benefits - Oracle. Oracle shall have the right to promote the Alliance Member Programs to any customer or prospective customer. The Alliance Member shall, at the Alliance Member's discretion, share leads with Oracle. If either the Alliance Member relationship representative or a member of Alliance Member's board of directors (each, an "Alliance Member Representative") becomes aware that an Alliance Member salesperson is actively promoting a third party's application program to a customer in the Target Market, which application program is substantially similar to an Oracle Program, then the Alliance Member Representative will notify Oracle and will give Oracle the opportunity to propose the Oracle Programs to such customer(s). Notwithstanding the foregoing, the above procedure shall not be applicable to situations where a third party is the lead in the sales to a particular customer.

             b. "Preferred Partner" Benefits - The Alliance Member. The Alliance
                Member shall have the right to promote Oracle Programs to any customer or prospective customer. Oracle shall, at Oracle's discretion, share leads with the Alliance Member. If either the Oracle Alliances Representative or a member of Alliance Member's board of directors that represents Oracle (each, an "Oracle Representative") becomes aware that an Oracle salesperson is actively promoting a third party's in-store retail application to a customer in the Target Market, which retail application is substantially similar to an Alliance Member Program, then the Oracle Representative will notify the Alliance Member and will give the Alliance Member the opportunity to propose the Alliance Member Programs to such customer(s). Notwithstanding the foregoing, the above procedure shall not be applicable to situations where a third party is the lead in the sales to a particular customer.

      2.3.2 Nonexclusivity. Notwithstanding the foregoing, the parties agree that their relationship is nonexclusive and each party shall have the right to promote other third party programs to fit customer requirements/desires. The parties shall, however, work together to determine if and how they may include third party programs in the parties' marketing efforts.

                                                                         Page: 3

2.4  SALES MANAGEMENT

     2.4.1  Sales Support.

            a.  Each party shall provide pre-sales support for its own products.

            b. The parties shall determine a sales qualification process and shall define the responsibilities of each party with respect to sales support. The sales qualification process and the parties' sales support activities shall be specified in the Sales Plan portion of the Business Plan.

     2.4.2 Monthly Sales Reports. At least every month, Oracle and the Alliance Member shall each provide a written report to the other specifying:

            a. Sales Pipeline. All pending or prospective Alliance Member Program sales in the Target Market in connection with Oracle Program licenses in the 90-day pipeline, including the names of the prospective customers, the products and the anticipated dollar amounts of the sales. The parties may use this information to work together to create a sales plan for the applicable prospective customers.

            b. Existing Customer Status. The status of all existing Alliance Member Program licensee accounts in connection with Oracle Programs for which the reporting party is the primary contact, including referenceability of the accounts and status of Alliance Member Program implementations.

            c. Deal Completion Report. All orders for Alliance Member Program licenses signed during the applicable time period. The Alliance Member will use commercially reasonable efforts to provide such report within five (5) days after the end of each applicable time period. The contents of such reports will be mutually agreed to by the parties.

            d. The Oracle and Alliance Member sales operations managers shall meet to review such sales reports. Notwithstanding any of the foregoing, the parties shall have no obligation to provide to the other party as part of any report described above any information or leads that may not be provided due to confidentiality obligations to which the providing party is subject nor any information or leads that have been provided to a party from a third party. Each party agrees that it shall work together with the other party to coordinate sales activities on leads originating with the other party.

     2.4.3 Price List. Within thirty (30) days of the Effective Date, the Alliance Member shall provide to Oracle a copy of its price list for the Alliance Member Programs. The Alliance Member shall have the right to update its price list at its discretion. Within ten (10) days of the Alliance Member's release of each new Alliance Member price list, the Alliance Member shall provide to Oracle copies of updated price list and/or shall provide Oracle with access to a web site where Oracle may locate such information.

     2.4.4 Sales Force Compensation. Oracle will provide compensation for the Alliance Member Programs to Oracle's sales representatives in order to create incentives for the promotion of the Alliance Member Programs as provided in this Addendum. Oracle will provide compensation to its sales representatives for the foregoing in an amount commensurate with Oracle's compensation for similar relationships with other members of Oracle's Certified Advantage Program. Oracle shall have full discretion to set and revise such compensation plans.

2.5  DISPUTE RESOLUTION

     In the event of a dispute between the parties concerning the subject matter of this Addendum, the matter shall be referred to the applicable functional relationship manager (e.g., sales operations, development, technical support) who shall meet for the purpose of endeavoring to resolve such dispute or negotiate for an adjustment to the applicable provision. If they cannot resolve the dispute to the parties' mutual satisfaction within 30 days after the dispute has been referred to them, then they shall refer the matter to each party's applicable executive sponsor. No formal proceedings for judicial resolution of such dispute, except for the seeking of equitable relief, may begin until the dispute resolution procedure has been elevated to the parties' executive sponsors, and such persons in good faith conclude, after a good faith attempt to resolve the dispute, that amicable resolution through continued negotiation does not appear likely.

                                                                         Page: 4

ARTICLE III -- DELIVERY

3.1     DELIVERY PLAN

        The Alliance Member shall focus on building a set of products that are complementary to the Oracle Programs. The Alliance Member shall update Oracle on at least a quarterly basis on the Alliance Member's delivery and development plans with respect to the Alliance Member Programs (e.g., the release schedule of the Alliance Member Programs and schedules for execution of the delivery plan). Such information shall be subject to the provisions of the Nondisclosure provision of the Agreement. Attached hereto as Exhibit C is the first of such plans.

3.2     DELIVERY RESPONSIBILITIES

        3.2.1 Delivery-Related Costs. Each party shall bear all costs incurred by it in the course of performing under this Addendum, except as otherwise expressly specified herein or in another document signed by the parties.

        3.2.2   Alliance Member Responsibilities. The Alliance Member shall:

                a. Be responsible for ongoing development of the Alliance Member Programs and integration of the Alliance Member Programs with the Oracle Programs, including providing resources therefor, and with input from Oracle as applicable.

                b. At its own cost perform integration of the Alliance Member Programs to the Oracle Programs. The Alliance Member shall make upgraded releases of the Alliance Member Programs compatible with releases of the Oracle Programs commercially available within one hundred and twenty (120) days after first commercial availability of such upgraded release of the Alliance Member Program. In addition, the Alliance Member shall integrate the Alliance Member Programs with upgraded releases of the Oracle Programs and make such commercially available within one hundred and twenty (120) days after commercial availability of the applicable Oracle Program releases (excluding Oracle Program releases consisting solely of patches and fixes).

                c. The Alliance Member will support (and migrate to, as necessary) the latest release of any Oracle Program embedded in its Program each time that the Alliance Member makes a new release of its Program generally available. Notwithstanding the foregoing, Oracle acknowledges that the Alliance Member may not be able to support (and migrate to, as necessary) the latest release of any Oracle Program embedded in its Program each time that the Alliance Member makes a new release of its Program generally available, but that the Alliance Member will make all reasonable efforts to do so.

        3.2.3 Oracle responsibilities. Oracle may contribute to the Alliance Member's strategies on Target Markets, languages and localizations, major product features, and integration with the Oracle Programs. The Alliance Member shall have full discretion to make decisions with respect to the Alliance Member Programs, however.

3.3     UPGRADES AND RELEASE MANAGEMENT

        3.3.1   Mutual Responsibilities.

                a. Oracle and the Alliance Member shall establish a customer issue resolution process which shall include, at a minimum, ensuring that a senior level engineer and a senior level functional person from the Alliance Member is available via pager during any two to four day period when Customers are going live with the Alliance Member Programs that have integration with the Oracle Programs.

                b. Each party shall provide upgrade paths and/or tools to move from existing releases to each successive release (including all ports and translations) that is designated in the delivery plan.

3.4     COOPERATIVE APPLICATIONS INITIATIVE ("CAI") INTEGRATION

        3.4.1 The Alliance Member shall complete the CAI integration to Oracle Accounts Payable, Oracle Accounts Receivable, and Oracle General Ledger on which it is currently working by May 31, 2000, as certified by Veritest and at the Alliance Member's expense.


                                                                         Page: 5

     3.4.2 The Alliance Member shall migrate by March 31, 2001 all integration with Oracle Programs to a message-based architecture using
             Oracle's OA1 product.

     3.4.3 The Alliance Member shall by March 31, 2001 integrate the Alliance Member Programs with the following Oracle Programs: Oracle Inventory and Oracle Order Management. The parties may add more Oracle Programs to such list upon mutual agreement.

     3.4.4 The Alliance Member shall at its own expense develop integration with any new Oracle retail BIS system and with the Oracle Exchange Platform at a schedule to be agreed upon between the parties. The schedule(s) may be changed upon mutual written agreement of the parties.

3.5  PRODUCT CONVERSION
     3.5.1 The Alliance Member shall re-architect and re-develop its Domino-based "extranet" product to appropriate Oracle-based technologies, primarily Oracle Workflow, by June 30, 2001 or as soon as otherwise commercially and technically practicable.

     3.5.2 The Alliance Member shall deploy its HeurisTec Labor Scheduling solution using appropriate Oracle-based technologies by December 31, 2000.

3.6  STANDARDS
     3.6.1 The Alliance Member shall adhere to mutually agreed quality assurance (QA) practices and standards.

     3.6.2 The Alliance Member shall evaluate and then adopt and/or incorporate Oracle's development standards for Schema, PL/SQL and Java API development, Forms, HTML and DHTML and other areas in the Alliance Member's next major release of each Alliance Member Program to the extent it is technically and commercially reasonable to do so. The Alliance Member shall have full discretion to set its own development standards.

3.7  BENCHMARKS
     The Alliance Member shall fund, run and complete a performance benchmark for its Retail.net product within the first six months after the Effective Date. This benchmark must support transaction volumes for a Tier 1 retailer ($5-10 billion in annual sales) and an appropriate number of concurrent users. The Alliance Member and Oracle will jointly develop the criteria for performance and concurrent usage targets for a Tier 1 retailer within 30 days of the Effective Date.

ARTICLE IV -- LICENSES GRANTED
------------------------------

4.1  LICENSE TO ALLIANCE MEMBER
     Oracle shall license the Oracle "core technology" products (as such term is defined on the Oracle alliances website) to the Alliance Member for two locations (the "Initial Sites") for the purposes of marketing support and enabling the Alliance Member to perform its technical support and integration responsibilities under this Addendum under the terms of the Agreement. For any sites in addition to the Initial Sites, the Alliance Member shall pay the fees to Oracle specified on the Oracle alliances website. For the one year period commencing with the Effective Date of this Agreement and for the Initial Sites combined (and not for each Initial
     Site), Oracle grants to the Alliance Member at no charge licenses for four
     (4) "technology tracks" of "core technology" (as such terms are defined on the Oracle alliances website) for the purposes described above in the following amounts: 30 named users with Technical Support by Oracle at a silver level per technology track and 300 named users with no Technical Support from Oracle per technology track. The Alliance Member shall at its discretion allocate such total of 300 users across the Initial Sites. On the date one year from the Effective Date and provided that the Alliance Member meets the then applicable Oracle Certified Advantage Program requirements, the license to the Alliance Member specified in the previous sentence shall be extended for the Alliance Member for an additional one year period at no additional charge. On the date two years from the Effective Date and provided that the Alliance Member meets the then applicable Oracle Certified Advantage Program requirements, the license to the Alliance Member specified in the previous sentence shall be extended for the Alliance Member for an additional one year period at no additional charge.


                                                                        Page: 6

4.2  DEMONSTRATION LICENSE TO ORACLE
     The Alliance Member shall deliver to Oracle promptly after the Effective Date, or make available at an Alliance Member website, a complete copy of the Object Materials and Documentation for the Alliance Member Programs to be used by Oracle in accordance with the terms and conditions of this Addendum. The Alliance Member shall use commercially reasonable efforts to deliver to Oracle a complete copy of any Update of an Alliance Member Program, including a complete set of the Object Materials and Documentation for such Update, thirty (30) days after any production release to a third party of such Update. The Alliance Member grants to Oracle a worldwide, royalty-free, non-exclusive, nontransferable right and license to execute, copy, reproduce, display, perform, or otherwise use, the Object Materials for the purposes of enabling Oracle to perform demonstrations (and allowing its Distributors to demonstrate) the Alliance Member Programs in conjunction with sales presentations for the Oracle Programs.

4.3  LICENSING
     Each party shall license its respective programs to Customers pursuant to each party's respective license agreements.

4.4  TRADEMARKS
     Alliance Member hereby grants to Oracle and its Distributors a nonexclusive, fully paid-up license to use in connection with marketing for the Alliance Member Programs the product names and trademarks used by Alliance Member to identify the Alliance Member Programs. Subject to the foregoing, all uses by Oracle of the Alliance Member's trademarks shall be in accordance with the Alliance Member trademark guidelines in Exhibit D hereto.

4.5  ARCHIVAL COPIES; NO REVERSE ENGINEERING
     Each party shall have the right to copy for archival or backup purposes the software licensed to it under this Article IV; no other copies shall be made without the licensing party's prior written consent, except as expressly authorized herein. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. All archival and backup copies of the software are subject to the terms of this Addendum. Neither party shall cause or permit the reverse engineering, disassembly or decompilation of any Object Materials licensed or sublicensed to it by the other party under this Addendum.

4.6  OWNERSHIP
     The Alliance Member shall retain all right, title and interest to the Intellectual Property Rights in the Alliance Member Programs. Oracle shall retain all right, title and interest to the Intellectual Property Rights in the Oracle Program.

ARTICLE V -- FEES

5.1  SALES SUPPORT FEES
     5.1.1  Amount of Sales Support Fees Payable.
            a. Subject to the provisions of Section 5.1.2 below, for so long as the Alliance Member is Oracle's "preferred partner" (as described in Section 2.3.1 above) but for no longer than the Term of this Addendum, for each license by the Alliance Member or its Distributor of an Alliance Member product (including but not limited to the Alliance Member Programs), the Alliance Member shall pay to Oracle a Sales Support Fee equal to [*] of the Net Customer License Fees (as defined below) payable to the Alliance Member by Customers and by Distributors for such license.

            b. Definition of the Net Customer License Fees. "Net Customer License Fees" shall mean license fees payable to the Alliance Member by Customers and by Distributors for licenses of Alliance Member products, net of sales, use or other taxes paid.

            c. Adjustment of Sales Support Fees Payable. After the date eighteen (18) months from the Effective Date (the "Adjustment Date"), the parties shall review the amount of the Sales Support Fee (the "Original Fee") and upon mutual agreement may make a one-time adjustment in the amount up or down based upon factors to be agreed to by the parties,

                                                                         Page: 7
               including but not limited to the level of impact that Oracle has had on sales of the Alliance Member's products. The Alliance Member shall continue to pay Oracle the Original Fee with respect to all deals in the pipeline on the Adjustment Date that close within three (3) months from the Adjustment Date.

     5.1.2  Exceptions.

        a. Three Month Exception. During the period beginning with the Effective Date and ending three (3) months from the Effective Date (the "Exception Period"), Oracle shall not receive any Sales Support Fees with respect to transactions with any entities listed on Exhibit E (Three Month Exception List).

        b. Excepted Entities. Oracle shall not receive any Sales Support Fees with respect to transactions with any entities listed on Exhibit F (Excepted Entities List).

        c. Excepted Products. Oracle shall not receive any Sales Support Fees with respect to licenses for Alliance Member products that have not been ported to Oracle. After an Alliance Member product has been ported to Oracle, then Oracle shall receive Sales Support Fees for licenses of that product regardless of the version of the Alliance Member product that is licensed in the applicable transaction (e.g., Oracle shall receive Sales Support Fees for versions of the Alliance Member product that are not run on Oracle); provided, however that with respect to the Alliance Member's EXS product, Oracle shall only receive Sales Support Fees for the version of the EXS product which runs on Oracle.

5.2     THIRD PARTY MATERIALS

        Each party shall have sole responsibility for payment of all royalties and other charges with respect to third party materials included in its software and documentation.

5.3     PAYMENT

        All fees payable by the Alliance Member and which are described in this Article V shall be due and payable monthly in arrears, within ten (10) days after the end of the month in which the applicable net fees were received by the Alliance Member.

5.4     REPORTING

        Within thirty (30) days of the last day of each month, the Alliance Member shall send to Oracle a report detailing, for that month, the applicable fees due to Oracle under this Addendum as a result of the Alliance Member's activities pursuant to the terms of this Addendum.

5.5     RECORDS; AUDIT

        The Alliance Member shall keep accurate books of account and records pertaining to its activities and revenues from its Distributors under the terms of this Addendum. No more than once during any twelve (12) month period, Oracle may, at its sole expense, employ an independent Certified Public Accountant who is not compensated based on the results of the audit, and who is acceptable to the Alliance Member, to inspect such books of account and records upon reasonable notice to the Alliance Member, and at a reasonable time during normal business hours for the purpose of verifying the applicable fees payable pursuant to this Addendum to Oracle. If the audit reveals that the Alliance Member has underpaid fees by more than ten percent (10%) of the total amount of such fees paid by the Alliance Member over the past twelve (12) months, then such party shall reimburse Oracle for Oracle's reasonable costs of conducting the audit, notwithstanding anything to the contrary in this Section. Unless necessary to establish in a court of law Oracle's right to payment of fees hereunder (in which case the Certified Public Accountant shall request a protective order), such Certified Public Accountant shall hold all information obtained in strict confidence; shall not disclose such information to any other person or entity (except Oracle) without the prior written consent of the Alliance Member; and shall not disclose to Oracle any information regarding the business of the Alliance Member other than any noncompliance by the Alliance Member with the fee payment provisions hereof.

                                                                          Page:8

5.6  FREEDOM TO DETERMINE CUSTOMER PRICING
     Each party shall be free to determine unilaterally the pricing of all products (including without limitation the products described in this Addendum) and services that such party provides directly to its customers and distributors. The Alliance Member shall have no right to approve or influence the prices charged by Oracle for licenses granted by Oracle to Customers or Distributors for any products or for any services provided by Oracle to Customers or Distributors in connection with such products. Oracle shall have no right to approve or influence the prices charged by the Alliance Member for licenses granted by the Alliance Member to its customers or distributors for any products, including without limitation the Alliance Member Programs, or for any services provided by the Alliance Member to its customers or distributor in connection with such products.

ARTICLE VI -- SERVICES AND TRAINING

6.1  SERVICES
     Any cooperative provision of implementation services by the parties shall be subject to an agreement to be negotiated by the parties on a case by case basis.

6.2  TRAINING
     6.2.1     Internal Oracle Training. Oracle shall:
               a. Provide up to thirty (30) days of sales and marketing personnel training on the Oracle Programs at Oracle's cost for such training.
               b. Provide training in addition to that specified in Section 6.2.1.a above to the Alliance Member at a discount of twenty percent (20%) off Oracle's rates in effect when such services are ordered.
               c. Provide up to twenty (20) days of development assistance with the Oracle Programs at Oracle's cost for such assistance.
     6.2.2     Internal Alliance Member Training. The Alliance Member shall:
               a. Provide training sessions to applicable Oracle salespersons and support personnel on the Alliance Member's products. The training will be conducted in the form of five (5) sessions, all to be conducted within the six (6) months of the Effective Date. Each session shall accommodate up to ten
                    (10) participants. The Alliance Member will not charge Oracle for the training, but Oracle will be responsible for all costs incurred by either party for materials, facilities, equipment, travel, and other similar and related expenses.
               b. Provide training in addition to that specified in Section 6.2.2.a above to Oracle at a discount of twenty percent (20%) off the Alliance Member's rates in effect when such services are ordered.
     6.2.3 Customer Training. Each party may provide training to Customers for its respective products.

ARTICLE VII -- TECHNICAL SUPPORT

7.1  TECHNICAL SUPPORT FOR PROGRAMS
     Each party shall provide Technical Support services for its respective programs to customers. Each party shall owe no fees to the other party for such services.

7.2  INTERNAL DEVELOPER TECHNICAL SUPPORT
     During the term of this Addendum and subject to the provisions of Section 4.1, Oracle shall provide silver Technical Support services for the Oracle products specified in Section 4.1 in the amounts specified above to Alliance Member internal development personnel. During the term of this Addendum, the Alliance Member shall provide Technical Support services for the Alliance Member Programs to Oracle internal development personnel, in connection with integration activities. Each party shall designate __ developers (plus __ developers as backups) who shall serve as the sole liaisons between the two parties as the parties' on-site Technical Support Contacts. Each party shall notify the other whenever its designated Technical Support Contact responsibilities are transferred to another developer. For any Technical Support

                                                                         Page: 9

     Updates to the Oracle products or the Alliance Member Programs, each party shall ship to the addresses written in the preamble of this Addendum (or to such other address as the receiving party may designate in writing) one Technical Support Update copy for each operating system.

ARTICLE VII - TERM AND TERMINATION

8.1  INITIAL TERM
     This Addendum shall become effective on the Effective Date and shall remain in effect for three (3) years thereafter (the "Term"), unless sooner terminated as specified below. This Addendum may be renewed by written agreement of the parties for successive three (3)-year terms. At the end of the second year of each 3-year term, the parties shall jointly issue a memorandum of intent indicating whether or not they intend to renew this Addendum for an additional 3-year term.

8.2  TERMINATION

     8.2.1 Termination for Cause: Either party may terminate this Addendum if it reasonably believes that the other has materially breached this Addendum, or if it has cause under Section 8.2.2 (Causes) below, and so notifies the other in writing. A party may avoid termination after receiving such notice if it demonstrates within sixty (60) days after receiving such notice that it has not materially breached this Addendum, that the notifying party does not have cause under Section 8.2.2 below, that it has cured the breach or cause, or that it has commenced remedying the breach or cause in good faith within such 60-day period and such party continues to make good-faith efforts to remedy the breach or cause. In no case may the recipient of a termination notice avoid termination if it fails to remedy a breach or cause within one hundred eighty (180) days after the written notice.

     8.2.2 Causes. For purposes of this Section 8.2 only, "cause" shall include but not be limited to:
               a. Failure to fully and timely comply with any material provision of this Addendum or of any exhibit or attachment hereto.
               b. The filing of any voluntary or involuntary petition in bankruptcy, or any similar law, by or against a party, which is not dismissed within forty-five (45) days of filing.
               c. An infringement by either party of a third-party intellectual property right which impedes either party's ability to meet its obligations under this Addendum with respect to its programs, as specified in Section 9.2 (Infringement Indemnity) below.
               The parties shall endeavor to resolve any dispute over whether a material breach or cause has occurred in accordance with Section
               2.5 (Dispute Resolution) above.

     8.2.3 Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by riot, fire, flood, explosion, earthquake or other natural disaster, government regulation, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Addendum if such condition continues for a period of one hundred eighty (180) days.

8.3  EFFECT OF TERMINATION
     Upon termination or expiration of this Addendum, all rights and obligations of the parties under this Addendum shall cease, except as provided in this
     Article VIII. Termination of this Addendum shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve either party of its obligation to pay all fees that have accrued or are otherwise owed by it to the other party under this Addendum. The parties' rights and obligations under Articles VIII (Term and Termination), IX (Limited Warranty, Infringement Indemnity and Limitation of Liability) and X (General), and Sections 4.5 (Archival Copies; No Reverse Engineering), 4.6 (Ownership) and 5.2 (Third Party Materials), as well as those other Sections reasonably required to allow the parties to exercise their post-termination rights hereunder, shall survive expiration or termination of this Addendum.

                                                                        Page: 10

ARTICLE IX -- LIMITED WARRANTY, INFRINGEMENT INDEMNITY, AND LIMITATION OF LIABILITY

9.1     LIMITED WARRANTIES AND EXCLUSIVE REMEDIES

        9.1.1   Limited Warranties.

                a. Media Warranty. Each party warrants the tapes, diskettes or other media to be free of defects in materials and workmanship under normal use for 90 days from delivery to the other party.

                b. Services Warranty. Each party warrants that its technical support services will be performed consistent with generally accepted industry standards. This warranty shall be valid for 90 days from performance of service.

        9.1.2. DISCLAIMER. THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        9.1.3. Exclusive Remedies. For any breach of the warranties contained in Section 9.1.1 (Limited Warranties) above, the warranting party's exclusive liability, and the other party's exclusive remedy, shall be:

                a.      For Media. The replacement of defective media.

                b. For Services. The reperformance of the services, or if the warranting party is unable to perform the services as warranted, the other party shall be entitled to recover the fees paid to the warranting party for the unsatisfactory services.

9.2     INFRINGEMENT INDEMNITY

                a. Each party ("Provider") will defend and indemnify the other party ("Recipient") against a claim that any information, design, specification, instruction, software, data, or material furnished by the Provider ("Material") and used by the Recipient hereunder infringes a copyright or patent provided that: (a) the Recipient notifies the Provider in writing within thirty
                        (30) days after the Recipient becomes aware of the claim; (b) the Provider has sole control of the defense and all related settlement negotiations; and (c) the Recipient furnishes the Provider with the assistance, information, and authority reasonably necessary to perform the above; reasonable out-of-pocket expenses incurred by the Recipient in providing such assistance will be reimbursed by the Provider.

                b. The Provider shall have no liability for any claim of infringement resulting from: (a) the Recipient's use of a superseded or altered release of some or all of the Material if infringement would have been avoided by the use of a subsequent unaltered release of the Material which is provided to the Recipient; or (b) any information, design, specification, instruction, software, data, or material not furnished by the Provider.

                c. In the event that some or all of the Material is held or is believed by the Provider to infringe, the Provider shall have the option, at its expense, (a) to modify the Material to be non-infringing; (b) to obtain for the Recipient a license to continue using the Material; or
                        (c) if neither (a) nor (b) can be accomplished in a commercially reasonable manner, to terminate all licenses for the infringing Material and require return of such Material from the Recipient. If such termination and return materially impede either party's ability to meet its obligations under this Addendum with respect to the Oracle Programs or the Alliance Member Programs, then the infringement shall be deemed a material breach of this Addendum and the Recipient may terminate this Addendum as set forth in Section 8.2 (Termination) above, subject to the Provider's right to cure as specified in that Section. THIS SECTION 9.2 STATES THE PARTIES' ENTIRE LIABILITY AND EXCLUSIVE REMEDY FOR INFRINGEMENT.

9.3     GENERAL INDEMNITY

        The Alliance Member will defend and indemnify Oracle against claims made by third parties arising out of such third party's use of an Alliance Member Program provided that (a) Oracle notifies the Alliance Member in writing within thirty (30) days after Oracle becomes aware of the claim;
        (b) the Alliance Member has sole control of the defense and all related settlement negotiations; and (c) Oracle furnishes the



                                                                        Page: 11

        Alliance Member with the assistance, information, and authority reasonably necessary to perform the above; reasonable out-of-pocket expenses incurred by Oracle in providing such assistance will be reimbursed by the Alliance Member.

9.4     LIMITATION OF LIABILITY

        EXCEPT WITH RESPECT TO SECTION 9.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO SECTION 9.3, NEITHER PARTY'S LIABILITY FOR DIRECT DAMAGES HEREUNDER SHALL EXCEED THE GREATER OF (A) ONE MILLION DOLLARS ($1,000,000) AND (B) ANY UNPAID FEES ACCRUED AND OWED TO A PARTY (INCLUDING THOSE ACCRUED AND OWING DURING THE PENDENCY OF ANY ACTION).

        The provisions of this Article IX allocate the risks under this Addendum between the Alliance Member and Oracle and are an intrinsic part of the bargain between the parties. The fees provided for in this Addendum reflect this allocation of risks and the limitation of liability specified herein.

ARTICLE X - GENERAL

10.1    INDEPENDENT DEVELOPMENT/FREEDOM OF ACTION

        Each party acknowledges that the other party is in the software development business. Neither party shall be precluded from developing, using, marketing, licensing, and/or selling any independently developed software which has the same or similar functionality as any product owned or distributed by the other, so long as such activities do not infringe the Intellectual Property Rights of the other party or the Nondisclosure provision of the Agreement.

10.2    PUBLICITY

        The parties will work together to coordinate the timing and content of their press releases and other public statements concerning this Addendum and related matters, to ensure that their message to the marketplace on such matters is unified and consistent. In no case shall either party (i) disclose to any third party the pricing or fees or any other specific details of this Addendum without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as required by law in order to enforce its rights under this Addendum, or (ii) issue a formal public statement using a Customer's name without the Customer's prior written consent.

10.3    INTERPRETATION

        This Addendum, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Addendum. Each party has been represented by experienced and knowledgeable legal counsel. The provisions of this Addendum shall be interpreted in a reasonable manner to effect the purposes of the parties at this Addendum.

                                                                        Page: 12

10.4  COUNTERPARTS

      This Addendum may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THE ALLIANCE MEMBER                       ORACLE CORPORATION

By: /s/ ERIC OLAFSON                     By:
    ----------------------------             ----------------------------

Name:  ERIC OLAFSON                      Name:
       -------------------------                -------------------------

Title: CEO & President                   Title:
       -------------------------                 ------------------------
















                                                                        Page: 13

10.4  COUNTERPARTS

      This Addendum may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THE ALLIANCE MEMBER                       ORACLE CORPORATION

By:                                      By: /s/ MATT MOSMAN
    ----------------------------             ----------------------------

Name:                                    Name:  MATT MOSMAN
       -------------------------                -------------------------

Title:                                   Title:  SENIOR VICE PRESIDENT,
       -------------------------                 CORPORATE DEVELOPMENT
                                                 ------------------------